UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2017

Union Bankshares Corporation

(Exact name of registrant as specified in its charter)

Virginia	0-20293	54-1598552
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1051 East Cary Street

Suite 1200

Richmond, Virginia 23219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (804) 633-5031

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2017, Union Bankshares Corporation (the “Company”) announced that D. Anthony Peay, Executive Vice President and Chief Banking Officer of the Company and Union Bank & Trust (the “Bank”), the Company’s bank subsidiary, will retire effective as of August 31, 2017 (the “Retirement Date”). A copy of the press release is attached hereto as Exhibit 99.1.

On June 5, 2017, the Company and Mr. Peay entered into a Severance Agreement and Release of Claims (the “Agreement”) regarding Mr. Peay’s planned retirement. Pursuant to the Agreement, Mr. Peay will continue to serve as an executive officer of the Company and the Bank until the Retirement Date. Jon Wallace, the Bank’s Fredericksburg Regional President, will lead Union’s Commercial, Treasury and Dealer Finance teams following Mr. Peay’s retirement. Mr. Peay will receive the following severance benefits pursuant to the Agreement, subject to the conditions and requirements of Section 4(f) of the Amended and Restated Employment Agreement between Mr. Peay and the Company dated as of May 1, 2006 and amended as of December 31, 2008 (the “Employment Agreement”):

•	Mr. Peay will continue to receive his annual base salary, as of the Retirement Date, for a period of two (2) years from the Retirement Date, paid on the same periodic dates as such salary payments would have been made had his employment not terminated, and subject to customary withholdings; provided, that as a “Key Employee,” payments of any amounts otherwise due during the six (6) month period measured from the Retirement Date (the “409A Deferral Period”) shall be paid as a single lump sum on the first day following the close of the 409A Deferral Period.

•	Certain unvested restricted stock awards granted to Mr. Peay and specified in the Agreement will accelerate and vest on the Retirement Date.

•	Outstanding stock options granted to Mr. Peay, which are already fully vested, may be exercised for up to three months following the Retirement Date, after which time they will be cancelled.
•	Mr. Peay will be eligible to receive a payout of certain performance share units granted to Mr. Peay, as specified in the Agreement. The payout, if any, will be pro-rated and based on actual performance during the applicable performance period, as certified following each applicable performance period.

•	Mr. Peay will be eligible to receive the cash award under the Company’s 2017 Management Incentive Plan based solely on achievement of the corporate financial metric goals in the plan for the calendar year ended December 31, 2017. The award, if any, will be pro-rated based on service from January 1, 2017 through the Retirement Date.

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•	Certain of Mr. Peay’s split dollar life insurance agreements, entered into pursuant to the Company’s Split Dollar Life Insurance Plan, will remain in full force and effect until the death benefits are paid to his beneficiaries under such agreements.

•	Mr. Peay will receive ownership of his Company vehicle.

Mr. Peay’s right to these benefits is subject to his continued compliance with the non-competition and non-solicitation covenants in the Employment Agreement, which apply for one (1) year following the Retirement Date, as well as the confidentiality provisions provided in the Employment Agreement and in the Agreement. Mr. Peay also continues to be subject to certain obligations under the Employment Agreement and the Amended and Restated Management Continuity Agreement between Mr. Peay and the Company dated as of November 21, 2000 and amended as of December 31, 2008.

The above description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.31.

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Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

10.31	Severance Agreement and Release of Claims, dated June 5, 2017, by and between Union Bankshares Corporation and Union Bank & Trust, and D. Anthony Peay.

99.1	Press release, dated June 5, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNION BANKSHARES CORPORATION

By:	/s/ Robert M. Gorman
Robert M. Gorman
Executive Vice President
and Chief Financial Officer

Date: June 5, 2017

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.31	Severance Agreement and Release of Claims, dated June 5, 2017, by and between Union Bankshares Corporation and Union Bank & Trust, and D. Anthony Peay.

99.1	Press release, dated June 5, 2017.

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